News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

Release	Immediate Release
Contact	Investors:	Bradley Alexander	(281) 260-3665
	Media:	Lisa Albiston	(281) 931-2513
		Patrick Kimball	(281) 405-6178

FMC Technologies Reports Second Quarter 2013
Diluted Earnings per Share of $0.44

•	Subsea Technologies record orders of $2.6 billion

•	Subsea Technologies revenue of $1.1 billion

•	Record Company backlog of $6.7 billion

HOUSTON, July 23, 2013 - FMC Technologies, Inc. (NYSE:FTI) today reported second quarter 2013 revenue of $1.7 billion, up 14 percent from the prior-year quarter. Diluted earnings per share were $0.44 compared to $0.46 in the prior-year quarter. The quarterly earnings included a charge related to the 2013 Multi Phase Meters earn-out adjustment of $9.1 million or $0.04 per share.
Total inbound orders were $3.2 billion and included $2.6 billion in Subsea Technologies orders. Backlog for the Company was $6.7 billion, including Subsea Technologies backlog of $5.9 billion.
"We are pleased to report our strongest quarter of subsea orders on record which included Total's Egina award and our second call off of the pre-salt tree award from Petrobras," said John Gremp, Chairman and CEO of FMC Technologies. "Additionally, we are continuing to see the margins in our backlog improve and anticipate improvement in our Subsea Technologies results throughout the remainder of the year."
"Surface Technologies results were better than expected as surface wellhead delivered another quarter of solid performance and fluid control activity began to stabilize."

FMC Technologies Reports Second Quarter 2013 Diluted Earnings per Share of $0.44

Review of Operations - Second Quarter 2013

Subsea Technologies
Subsea Technologies second quarter revenue was $1.1 billion, up 19 percent from the prior-year quarter.
Subsea Technologies operating profit was up 12 percent from the prior-year quarter to $123.4 million as a result of volume growth. Prior-year results included a $13.2 million net benefit associated with the Schilling Robotics acquisition.
Subsea Technologies inbound orders in the second quarter were $2.6 billion and backlog was $5.9 billion.

Surface Technologies
Surface Technologies second quarter revenue was $440.2 million, up six percent from the prior-year quarter driven by higher volume in surface wellhead and the addition of completion services which more than offset the reduced fluid control sales.
Surface Technologies operating profit decreased 32 percent from the prior-year quarter to $57.3 million as the result of reduced fluid control activity in North America and the impact of Canadian breakup on completion services.
Surface Technologies inbound orders for the second quarter were $501.0 million and backlog was $581.7 million.

Energy Infrastructure
Energy Infrastructure second quarter revenue was $158.0 million, up 13 percent from the prior-year quarter.
Energy Infrastructure operating profit more than doubled from the prior-year quarter to $18.5 million driven by improved performance in loading systems and measurement solutions.
Energy Infrastructure inbound orders for the second quarter were $145.9 million and backlog was $281.6 million.

FMC Technologies Reports Second Quarter 2013 Diluted Earnings per Share of $0.44

Corporate Items
Corporate expense in the second quarter was $12.5 million, an increase of $2.1 million from the prior-year quarter. Other revenue and other expense, net, increased $1.8 million from the prior-year quarter to $31.5 million, which includes a charge of $9.1 million related to the earn-out associated with the acquisition of Multi Phase Meters.
The Company ended the quarter with net debt of $1.3 billion. Net interest expense was $8.8 million in the quarter.
The Company repurchased approximately 404,000 shares of common stock in the quarter, at an average cost of $54.45 per share.
Depreciation and amortization for the second quarter was $52.1 million, up $3.1 million from the sequential quarter. Capital expenditures for the second quarter were $77.8 million.
The Company recorded an effective tax rate of 28.2 percent for the second quarter.

Summary and Outlook
FMC Technologies reported second quarter diluted earnings per share of $0.44, which included a charge related to the 2013 Multi Phase Meters earn-out adjustment of $9.1 million or $0.04 per share.
Total inbound orders of $3.2 billion in the second quarter included $2.6 billion in Subsea Technologies orders. The Company's backlog stands at $6.7 billion, including Subsea Technologies backlog of $5.9 billion.
The Company raised the lower end of its guidance which results in a 2013 diluted earnings per share range of $2.10 to $2.25 as Subsea Technologies and Surface Technologies operating profit is expected to improve during the remainder of the year.

FMC Technologies Reports Second Quarter 2013 Diluted Earnings per Share of $0.44

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World's Most Admired Oil and Gas Equipment, Service Company in 2012, the Company has approximately 18,900 employees and operates 30 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.
This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; deterioration in the future expected profitability or cash flows and its effect on our goodwill; rising costs and availability of raw materials; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; and a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

FMC Technologies, Inc. will conduct its third quarter 2013 conference call at 9:00 a.m. ET on Wednesday, October 23, 2013. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

Revenue	$1,707.9	$1,494.9	$3,353.9	$2,891.5
Costs and expenses	1,551.4	1,346.8	3,057.9	2,613.5
	156.5	148.1	296.0	278.0
Other income, net	0.2	16.1	1.2	20.1
Income before net interest expense and income taxes	156.7	164.2	297.2	298.1
Net interest expense	(8.8)	(6.4)	(16.9)	(9.9)
Income before income taxes	147.9	157.8	280.3	288.2
Provision for income taxes	41.4	44.6	70.2	75.3
Net income	106.5	113.2	210.1	212.9
Net income attributable to noncontrolling interests	(1.3)	(1.3)	(2.5)	(2.2)
Net income attributable to FMC Technologies, Inc.	$105.2	$111.9	$207.6	$210.7

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.44	$0.47	$0.87	$0.88
Diluted	$0.44	$0.46	$0.87	$0.87
Weighted average shares outstanding:
Basic	238.3	240.2	238.4	240.2
Diluted	239.3	241.5	239.3	241.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Revenue
Subsea Technologies	$1,123.7	$945.8	$2,215.9	$1,840.7
Surface Technologies	440.2	413.8	861.9	791.6
Energy Infrastructure	158.0	139.4	293.6	276.4
Other revenue (1) and intercompany eliminations	(14.0)	(4.1)	(17.5)	(17.2)
	$1,707.9	$1,494.9	$3,353.9	$2,891.5

Income before income taxes

Segment operating profit
Subsea Technologies	$123.4	$109.7	$222.8	$184.8
Surface Technologies	57.3	84.2	114.6	162.2
Energy Infrastructure	18.5	9.1	28.6	18.4
Intercompany eliminations	0.2	—	—	—
Total segment operating profit	199.4	203.0	366.0	365.4

Corporate items
Corporate expense	(12.5)	(10.4)	(22.8)	(18.9)
Other revenue and other expense, net (1)	(31.5)	(29.7)	(48.5)	(50.6)
Net interest expense	(8.8)	(6.4)	(16.9)	(9.9)
Total corporate items	(52.8)	(46.5)	(88.2)	(79.4)

Income before income taxes attributable to FMC Technologies, Inc.	$146.6	$156.5	$277.8	$286.0

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Inbound Orders

Subsea Technologies	$2,562.2	$878.2	$3,755.5	$2,307.0
Surface Technologies	501.0	365.7	949.9	790.4
Energy Infrastructure	145.9	146.4	280.2	338.6
Intercompany eliminations and other	(14.2)	(3.7)	(26.3)	(1.4)
Total inbound orders	$3,194.9	$1,386.6	$4,959.3	$3,434.6

	June 30
	2013	2012
Order Backlog

Subsea Technologies	$5,866.3	$4,347.7
Surface Technologies	581.7	573.6
Energy Infrastructure	281.6	284.7
Intercompany eliminations	(9.3)	(1.3)
Total order backlog	$6,720.3	$5,204.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2013	December 31, 2012
	(Unaudited)

Cash and cash equivalents	$267.6	$342.1
Trade receivables, net	1,760.5	1,765.5
Inventories, net	1,032.0	965.1
Other current assets	606.2	415.6
Total current assets	3,666.3	3,488.3

Property, plant and equipment, net	1,277.3	1,243.5
Goodwill	585.1	597.7
Intangible assets, net	329.2	347.4
Investments	39.3	37.4
Other assets	219.3	188.6
Total assets	$6,116.5	$5,902.9

Short-term debt and current portion of long-term debt	$34.9	$60.4
Accounts payable, trade	646.2	664.2
Advance payments and progress billings	687.8	501.6
Other current liabilities	828.4	744.2
Total current liabilities	2,197.3	1,970.4

Long-term debt, less current portion	1,498.4	1,580.4
Other liabilities	465.1	498.9
FMC Technologies, Inc. stockholders' equity	1,939.3	1,836.9
Noncontrolling interest	16.4	16.3
Total liabilities and equity	$6,116.5	$5,902.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended
	June 30
	2013	2012
Cash provided (required) by operating activities:
Net income	$210.1	$212.9
Depreciation and amortization	101.1	65.5
Trade accounts receivable, net	(68.7)	(221.9)
Inventories, net	(90.1)	(127.7)
Accounts payable, trade	0.4	(5.4)
Advance payments and progress billings	206.5	(19.0)
Other	(87.7)	(13.9)
Net cash provided (required) by operating activities	271.6	(109.5)

Cash provided (required) by investing activities:
Capital expenditures	(156.7)	(191.1)
Acquisitions, net of cash acquired	—	(328.6)
Other investing	2.7	1.4
Net cash required by investing activities	(154.0)	(518.3)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	(105.5)	595.8
Purchase of stock held in treasury	(49.0)	(21.0)
Other financing	(34.7)	(15.5)
Net cash provided (required) by financing activities	(189.2)	559.3

Effect of changes in foreign exchange rates on cash and cash equivalents	(2.9)	(0.2)
Decrease in cash and cash equivalents	(74.5)	(68.7)
Cash and cash equivalents, beginning of period	342.1	344.0
Cash and cash equivalents, end of period	$267.6	$275.3